                                                                 Exhibit 99.2


FOR IMMEDIATE RELEASE

  VERTEX PHARMACEUTICALS ANNOUNCES $200 MILLION PRIVATE OFFERING OF CONVERTIBLE
                               SUBORDINATED NOTES

CAMBRIDGE, MA, SEPTEMBER 8, 2000 -- Vertex Pharmaceuticals Incorporated (Nasdaq:VRTX) announced today that it intends to offer, subject to market and other conditions, $200 million of Convertible Subordinated Notes (plus an additional amount of $30 million to cover over-allotments, if any), due 2007, for purchase by qualified institutional buyers under Rule 144A of the Securities Act of 1933. The Notes would be convertible into Vertex Common Stock at the option of the holder, at a price to be determined. The offering is expected to close in September 2000. Vertex has agreed to file a registration statement for the resale of the Notes and the shares of Common Stock issuable upon conversion of the Notes within 90 days after the closing of the offering.

We expect to use the net proceeds of the anticipated offering to fund clinical trials, preclinical studies and research and development, to invest in technologies that support our chemogenomics approach, to potentially acquire technologies, resources and products that could broaden our drug discovery platform and pipeline, and for working capital and general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The Notes and the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Notes and Common Stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Vertex Pharmaceuticals Incorporated discovers, develops and markets small molecule drugs that address major unmet medical needs. Vertex has eight drug candidates in clinical development to treat viral diseases, inflammation, cancer, autoimmune diseases and neurological disorders. Vertex has created its pipeline using a proprietary, information-based approach to drug design that integrates multiple technologies in biology, chemistry and biophysics, aimed at increasing the speed and success


                                Page 7 of 8 pages
rate of drug discovery. Vertex's first approved product is Agenerase(TM) (amprenavir), an HIV protease inhibitor, which Vertex co-promotes with Glaxo Wellcome.

The foregoing information regarding Vertex's sale of Convertible Subordinated Notes is forward looking. While management makes its best efforts to be accurate in making forward-looking statements, any such statements are subject to risks and uncertainties that could cause Vertex's actual results to vary materially. Risk factors include the possibility that Vertex's Common Stock price could decrease substantially, affecting Vertex's ability to close the offering, and uncertainties relating to the ability of the Company to use effectively the proceeds from the sale of the Notes. Investors are directed to consider other risks and uncertainties discussed in Vertex documents filed with the Securities and Exchange Commission.

Vertex's press releases are available at www.vpharm.com, or by fax-on-demand at
(800) 758-5804 -- Code: 938395.

                                      # # #

VERTEX CONTACTS:

Lynne H. Brum, Vice President, Corporate Communications, (617) 577-6614 or Michael Partridge, Associate Director, Corporate Communications (617) 577-6108 or Katie Burns, Manager, Investor Relations, (617) 577-6656


                                Page 8 of 8 pages